Strong International Stock Fund, Inc.

                                   EXHIBIT 16

                           SCHEDULE OF COMPUTATION OF
                             PERFORMANCE QUOTATIONS


I.     AVERAGE ANNUAL TOTAL RETURN

     A.     FORMULA
                                        _____
          P (1 + T)n = ERV     or     T = \n/ERV/P - 1

Where:          P =     a hypothetical initial payment of $10,000

          T =     average annual total return

          n =     number of years

              ERV =     ending redeemable value of a hypothetical $10,000
payment made
               at the beginning of the stated periods at the end of the stated periods.

     B.     CALCULATION
                     _____
          T = \n/ERV/P - 1

          1.     One-year period 10-31-96 through 10-31-97
                            __________
               -5.71% = \1/9,429/10,000 - 1

          2.     Five-year period 10-31-92 through 10-31-97
                           ___________
               10.46% = \5/16,443/10,000 - 1

          3.     Since inception 3-04-92 through 10-31-97
                                 __________
               7.84% = \5.659/15,324/10,000 - 1


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III.     TOTAL RETURN

     A.     FORMULA

          EV-IV
            IV     =     TR

Where:          EV =     Value at the end of the period, including reinvestment
of all                               dividends and capital gains distributions

          IV =     Initial value of a hypothetical investment at the net asset value

          TR =     Total Return

     B.     CALCULATION

          EV-IV
            IV     =     TR

          One-year period ended October 31, 1997

               9,429 - 10,000
                   10,000          =     -5.71%


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